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                                                                  EXHIBIT 23 (i)




                                   October 23, 2001



Asset Management Fund
230 W. Monroe Street
Chicago, Illinois 60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Asset Management Fund (the "Fund") in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares"), in the Ultra Short Portfolio (the "Portfolio").

         We have acted as counsel to the Fund since its inception as a Delaware business trust, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Fund's Declaration of Trust dated July 22, 1999, the By-Laws of the Trust dated July 22, 1999, and the Certificate of Trust filed July 23, 1999 and the Written Instrument Establishing and Designating the Ultra Short Portfolio dated August 14, 2001; are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents and that the resolutions adopted by the Board of Trustees of the Fund on July 22, 1999, August 14, 2001 and October 18, 2001, relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a validly existing business trust under the laws of the State of Delaware and is authorized to issue an unlimited number of Shares in the Portfolio; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share, and when the pertinent provisions of the Securities Act of 1933 and such "blue sky" and securities laws as may be applicable have been complied with, and assuming that the Fund continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

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VEDDER PRICE


Asset Management Fund
October 23, 2001
Page 2



         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                Very truly yours,



                                VEDDER, PRICE, KAUFMAN &
                                KAMMHOLZ


COK/